SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          Northern Star Financial, Inc.
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                   775728 10 1
                                 (CUSIP Number)



             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [ x ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                Page 1 of 4 Pages

                                  SCHEDULE 13G
CUSIP No.   665728 10 1                                Page   2    of  4  Pages

------------- ------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS/
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Thomas J. Reynolds
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                         (b) [ ]

------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              U.S.A.
------------- ------------ --------- -------------------------------------------
 NUMBER OF     5         SOLE VOTING POWER
   SHARES                43,400 (includes 11,400 shares which may be purchased
BENEFICIALLY             upon exercise of currently exercisable options)
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
               --------- -------------------------------------------------------
               6         SHARED VOTING POWER
                         0
               --------- -------------------------------------------------------
               7         SOLE DISPOSITIVE POWER
                         43,400 (includes 11,400 shares which may be
                         purchased upon exercise of currently
                         exercisable options)
               --------- -------------------------------------------------------
               8         SHARED DISPOSITIVE POWER
                         0
------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              43,400 (includes 11,400 shares which may be purchased upon exercise of currently exercisable options)
------------- ------------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              10.2%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
------------- ------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)     Name of Issuer:

              Northern Star Financial, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

              1650 Madison Avenue
              Mankato, Minnesota  56001

Item 2(a)     Name of Person Filing:

              See Cover Page Item 1

Item 2(b)     Address of Principal Business Office or, if none, residence:

              19 Dellview Lane
              Mankato, Minnesota  56001

Item 2(c)     Citizenship:

              See Cover Page Item 4

Item 2(d)     Title of Class of Securities:

              Common Stock, $.01 par value

Item 2(e)     CUSIP No.:

              See Cover Page

Item 3        Statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

              Not applicable

Item 4        Ownership

              See Cover Page Items 5 through 11

Item 5        Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

              Not applicable

Item 8        Identification and Classification of Members of the Group:

              Not applicable

Item 9        Notice of Dissolution of Group:

              Not applicable

Item 10       Certification:

              Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1999.


                                              February  11, 2000
                                                       (Date)

                                              /s/ Thomas J. Reynolds
                                                       (Signature)

                                              Thomas J. Reynolds
                                                       (Name and title)